AMENDMENT TO EQUITY PURCHASE AGREEMENT
This AMENDMENT TO EQUITY PURCHASE AGREEMENT (the “Amendment”) is entered into as of September 3, 2024, by and among Casey’s General Stores, Inc., an Iowa Corporation (the “Buyer”) and Raymond W. Smith, an individual residing in the State of Texas (the “Representative”).
RECITALS
WHEREAS, reference is made to that certain Equity Purchase Agreement, dated July 25, 2024 (the “Purchase Agreement”) by and among the Buyer, Fikes Wholesale, Inc., a Texas corporation, Group Petroleum Services, Inc., a Texas corporation, the Representative, the Persons listed on Schedule I of the Purchase Agreement and Schedule II of the Purchase Agreement, and, solely for the purposes of certain sections set forth therein, each such Person listed on Schedule III of the Purchase Agreement;
WHEREAS, pursuant to Section 12.2 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed on behalf of the Buyer and the Representative; and
WHEREAS, the Buyer and the Representative desire to amend the Purchase Agreement pursuant to Section 12.2, as more specifically set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing recitals and as follows:
1.Defined Terms. Capitalized terms not herein defined shall have the meanings ascribed to them in the Purchase Agreement.
2.Amendment to Section 3.1 (Closing; Closing Date) of the Purchase Agreement. Section 3.1 of the Purchase Agreement is hereby amended by replacing the reference to “October 1, 2024” therein with “November 1, 2024”.
3.Amendment to Definition of “Restricted Territory”. The definition for “Restricted Territory” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety with the following:
“Restricted Territory” means a three (3) mile radius from each of the store locations set forth on Schedule 1.1(c).
4.Other Matters. Each of the Buyer and the Representative hereby agrees to the matters set forth in Schedule A attached hereto.
5.Effect on the Purchase Agreement. Except as expressly set out in this Amendment, the Purchase Agreement shall remain unchanged and continue in full force and effect in accordance with its terms. For the avoidance of doubt, this Amendment shall not in any way limit any party’s rights or obligations pursuant to any other condition, term or provision of the Purchase Agreement except as expressly provided in this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as July 25, 2024, and any references in the Agreement to “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 25, 2024.
6. Entire Agreement. This Amendment, together with the Purchase Agreement (including the documents and instruments referred to herein and therein), constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.
7.Other Miscellaneous Terms. Except as expressly provided herein, the provisions of Sections 12.2 (Amendment), 12.4 (Notices), 12.6 (Binding Effect; Assignment), 12.7 (No Third-Party Beneficiaries), 12.8 (Governing Law), 12.9 (Consent to Jurisdiction and Service of Process), 12.10 (WAIVER OF JURY TRIAL), 12.11 (Specific Performance), 12.12 (Severability) and 12.15 (Counterparts) of the Purchase Agreement shall apply mutatis mutandis to this Amendment. After the date hereof, any reference to the Purchase Agreement and/or the Disclosure Schedules shall mean the Purchase Agreement and/or the Disclosure Schedules, as applicable, as amended and modified hereby.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Representative have executed this Amendment as of the date first above written.

BUYER: CASEY’S GENERAL STORES, INC.
By:	/s/ Stephen P. Bramlage Jr.
Name:	Stephen P. Bramlage Jr.
Title:	Chief Financial Officer

REPRESENTATIVE:
By:	/s/ Raymond W. Smith
Name:	Raymond W. Smith

[Signature Page to the Amendment]